EXHIBIT 10.5

Employment Agreement Amendment

Effective December 26, 2017 (the “Effective Date”) Mark J. Keeley (the “Employee”) and First Foods Group, Inc. (the “Corporation”) enter into this Employment Agreement Amendment (the “Amendment”) to the Employee’s March 1, 2017 Employment Agreement (the “Agreement”) as follows:

Responsibilities and Consideration. Employee will continue to work for the Corporation as the Chief Financial Officer (CFO) and Director. Employee’s compensation shall consist of cash-based compensation and share-based compensation. Employee’s deferred cash-based compensation from February 1, 2017 through January 31, 2018 shall be reduced from $20,833 per month ($250,000 on an annualized basis) to $12,500 per month ($150,000 on an annualized basis), continue at that amount from February 1, 2018 through January 31, 2019, and revert back to the original amount of $20,833 per month ($250,000 on an annualized basis) starting February 1, 2019. Employee’s cash-based compensation will be deferred until such time as the Corporation realizes $1,000,000 through any combination of a debt transaction, an equity transaction, or total retained earnings generated from annual net profit. Employee’s share-based compensation will be a one-time award of 250,000 warrants in accordance with the December 26, 2017 warrant agreement (the “Warrant Agreement”). The Employee will continue to have the opportunity to participate in various Corporation benefit plans, as they are established by the Corporation.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the Effective Date.

FIRST FOOD GROUP, INC.

By:	/s/ Mark J. Keeley	By:	/s/ Abraham Rosenblum
	Mark J. Keeley		Abraham Rosenblum

		By:	/s/ Hershel Weiss
Hershel Weiss